ELECTRONIC MEDIA CENTRAL CORPORATION
                                413 Avenue G, #1
                             Redondo Beach, CA 90277

                                 (310) 318-2244

                                November 4, 2005




Jorge Bonilla, Senior Staff Accountant
Securities and Exchange Commission
Division of Corporation Finance, Mail Stop 4561
450 Fifth Street, N.W.
Washington, DC   20549-4561

ATTENTION WILLIAM K. LEE

                  Re:     Electronic Media Central Corporation
                          Form 10-KSB for the year ended 3/31/2005
                          Filed on 6/30/2005
                          Form 10-QSB for the period ended 6/30/2005
                          Filed on 8/15/2005
                          Commission File No. 000-32345

Gentlemen:

In connection with responding to your comments of October 27, 2005 relating to the above reports, Electronic Media Central Corporation acknowledges that:

o the company is responsible for the adequacy and accuracy of the disclosures in the filings;

o staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

o the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                 Sincerely,

                                                 /s/ George P. Morris

                                                 George P. Morris, Chairman